Exhibit 99.1

BIMI International Medical Inc. Signs Stock Purchase Agreement to Acquire Chongqing Zhuoda Pharmaceutical Co., Ltd.

NEW YORK, September 14, 2021 (GLOBE NEWSWIRE) -- BIMI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”), a leading healthcare products and services provider in China, today announced that it entered into a Stock Purchase Agreement (the “Agreement”) on September 10, 2021, to acquire Chongqing Zhuoda Pharmaceutical Co., Ltd. (“Zhuoda”), a wholesale supplier of pharmaceuticals and medical equipment, including over 1,220 pharmaceutical products, thousands of Chinese herbal medicines and more than 50 types of medical equipment.

Pursuant to the Agreement, BIMI will purchase all the issued and outstanding equity interests in Zhuoda in consideration of US$11,617,500 (RMB 75,000,000). At the closing, 2,200,000 shares of common stock of BIMI valued at RMB 43,560,000, or $3.00 per share (approximately US$6,600,000) will be issued as partial consideration for the purchase of Zhuoda. The remainder of the purchase price in the amount of approximately US$4,800,000 (RMB 31,680,000), is subject to post-closing adjustments based on the performance of Zhuoda in 2022 and 2023.

Mr. Tiewei Song, CEO and President stated, “We are encouraged and excited about the planned acquisition of Zhuoda, as we believe this transaction will be transformative for our Company and our shareholders. Zhuoda has established long-term strategic cooperation with 14 local hospitals, which account for most of the grade A tertiary hospitals in East Chongqing. It will greatly boost Company’s local market expansion.

“The acquisition of Zhuoda represents a unique opportunity for BIMI and our shareholders to expand our product coverage, with BIMI’s commercialization expertise augmenting Zhuoda’s extensive products pipeline, large medical establishment customer base and their deep relationship with domestic and international medical device manufactures such as GE, Philips, LEPU and Landwind Medical. We are confident that this acquisition will create lasting value for our customers and will promote the growth of the company in a sustainable manner” concluded, Mr. Tiewei Song.

About BIMI International Medical Inc.

BIMI International Medical Inc. was founded in 2006. The Company is now exclusively a healthcare products and provider, offering a broad range of healthcare products and related services and operates five private hospitals in China. For more information, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of COVID-19, the demand for the Company’s products and services in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

Investor Relations Contact:

Janice Wang
EverGreen Consulting Inc.
Email: IR@changqingconsulting.com
Phone: +1 571-464-9470 (from U.S.)
+86 13811768559 (from China)